Exhibit 99.1

LENSAR Reports Fourth Quarter and Full Year 2022 Results and Provides Business Update

Installed ten ALLY® Adaptive Cataract Treatment Systems in 2022 with contracts for six additional ALLY Systems executed in December 2022; Installations expected in first half 2023

Positive surgeon feedback reinforces next generation speed, efficiency and economic benefits of ALLY

ORLANDO, Fla. (March 16, 2023) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the quarter and full year ended December 31, 2022 and provided an update on key operational initiatives.

“The reception to our next generation ALLY System supports our confidence in this new technology and its potential to change the cataract treatment landscape. With ten ALLY Systems installed at year end, surgeons using the system have been clear that ALLY has provided many significant and-desired improvements in surgical and operational efficiencies, resulting in economic benefits as compared to competing first generation devices. ALLY also reinforces the LENSAR value proposition by guiding excellent outcomes and improving the overall experience of the surgeon and their patients,” said Nick Curtis, Chief Executive Officer of LENSAR.

A. James Khodabakhsh, MD, Chief Department of Ophthalmology, Cedars-Sinai Medical Center, a pioneer in the field of premium cataract surgery and one of the first surgeons in the world to use femtosecond laser technology for cataract removal noted, “My surgery center is the only center in the country that owns three different femtosecond laser platforms, and the LENSAR ALLY System has cut an hour to an hour and a half off my day. ALLY is so fast and so accurate that I have added at least 3 to 4 cases onto my surgery days."

Fourth Quarter 2022 Financial Results

Total revenue for the quarter ended December 31, 2022 was $10.2 million, a decrease of $1.0 million, or 9%, compared to total revenue of $11.2 million for the quarter ended December 31, 2021. The decrease from the fourth quarter of 2021 was primarily due to a decrease in procedure revenue in South Korea.

For the quarters ended December 31, 2022 and 2021, approximately 73% and 80% of our revenue was attributable to recurring sources, respectively.

Selling, general and administrative expenses for the quarter ended December 31, 2022 were $7.2 million, an increase of $1.4 million, or 24%, compared to $5.8 million for the quarter ended December 31, 2021. The increase was primarily due to increased professional fees of $0.7 million and sales and marketing expenses, which was primarily the result of increased trade show and commercial activity related to the promotion of the ALLY System.

Research and development expenses were $1.6 million and $3.4 million for the quarters ended December 30, 2022 and 2021, respectively, a decrease of $1.8 million or 53%. This decrease was primarily due to significantly lower costs for the development of the ALLY System in the fourth quarter of 2022, including approximately $1.1 million of inventory charged to R&D in the fourth quarter of 2021, which increased research and development expenses in that quarter. Following the U.S. commercial clearance of the ALLY System in June 2022, all ALLY System inventory costs were capitalized to inventory.

Net loss for the quarter ended December 31, 2022, was $2.5 million, or ($0.24) per share, compared to net loss of $3.9 million, or ($0.41) per share, for the quarter ended December 31, 2021. Included within operating expenses are stock-based compensation expenses recorded for the quarters ended December 31, 2022 and 2021 of $1.7 million and $1.5 million, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter ended December 31, 2022 was ($1.8) million, compared with ($3.1) million for the quarter ended December 31, 2021. Adjusted EBITDA, which we calculate by adding back stock-based compensation expense to EBITDA, was ($65,000) for the quarter ended December 31, 2022 and ($1.6) million for the quarter ended December 31, 2021. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

Full Year 2022 Financial Results

Total revenue for the year ended December 31, 2022 was $35.4 million, an increase of $0.9 million, or 3%, compared to total revenue of $34.5 million for the year ended December 31, 2021. The increase was primarily attributable to increased lease revenue during the year ended December 31, 2022. Fiscal 2022 was a transition year as the Company transitioned its manufacturing and sale of its first generation LENSAR Laser System to the ALLY System. LENSAR expects to return to 20%+ revenue growth in 2023 as it enters its first full launch year.

For the years ended December 31, 2022 and 2021, approximately 86% of our revenue was attributable to recurring sources. Our recurring revenue was consistent and composed a substantial portion of our total revenue for the years ended December 31, 2022 and 2021. The following table provides information about procedure volume:

	2022	2021	2020
Q1	38,901	28,122	23,225
Q2	33,359	30,966	18,265
Q3	28,453	30,765	25,078
Q4	31,400	41,642	30,503
Total	132,113	131,495	97,071

Selling, general, and administrative expenses for the year ended December 31, 2022 were $27.2 million, an increase of $3.3 million, or 14%, compared to $23.9 million for the year ended December 31, 2021. The increase was due to increases in sales and marketing expenses of $1.3 million, which was primarily the result of increased trade show and commercial activity related to the promotion of the ALLY System, and professional fees of $1.5 million. We expect selling, general and administrative expenses to continue to increase from current levels to support the commercialization of the ALLY System.

Research and development expenses were $11.8 million for the year ended December 31, 2022, a decrease of $0.5 million, or 4%, compared with $12.4 million for the year ended December 31, 2021. Research and development expenses in the year ended December 31, 2022 decreased from 2021 associated with the 510 (k) submission to the Food and Drug Administration (“FDA”) and subsequent U.S. FDA clearance of ALLY in June 2022. Inventory costs for the manufacture of ALLY Systems of $3.4 million and $3.7 million were included in R&D expense for the years ended December 31, 2022 and 2021, respectively.

Following the U.S. commercial clearance of ALLY System in June 2022, we expect research and development expenses to decrease in the future.

Net loss for the year ended December 31, 2022 was $19.9 million, or ($1.96) per share, as compared to a net loss of $19.6 million, or ($2.09) per share, for the year ended December 31, 2021. Total stock-based compensation expense recorded for the year ended December 31, 2022 and 2021 was $6.6 million and $6.9 million, respectively.

EBITDA for the year ended December 31, 2022 was ($16.8) million, compared with ($16.9) million for the year ended December 31, 2021. Adjusted EBITDA was ($10.2) million for the year ended December 31, 2022, compared with ($10.0) million for the year ended December 31, 2021.

As of December 31, 2022, the Company had cash and cash equivalents of $14.7 million as compared to $31.6 million at December 31, 2021. Cash utilized in the quarter ended December 31, 2022 was $4.6 million and $17.0 million for full year 2022.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the fourth quarter and fiscal year results and provide a business update today, March 16, 2023 at 8:30 a.m. ET.

To participate by telephone, please dial (888) 886-7786 (Domestic) or (416) 764-8658 (International). The conference ID number is 94867603. The live webcast can be accessed under “Events & Presentations" in the Investor Relations section of the company's website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until March 31, 2023.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing, and marketing advanced systems for the treatment of cataracts and the management of visually significant astigmatism as an integral aspect of the cataract procedure. LENSAR has developed its next-generation ALLY® Adaptive Cataract Treatment System, the first platform to integrate proprietary imaging and software, with an extremely fast dual-pulse femtosecond laser in a compact, highly ergonomic system. ALLY is designed to transform cataract surgery by utilizing LENSAR’s advanced technologies with the ability to perform the entire procedure in an operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. ALLY includes LENSAR’s proprietary Streamline® software technology, designed to guide surgeons to achieve better outcomes.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s business strategies, commercialization and production of the ALLY® Adaptive Cataract Treatment System, and the ALLY System’s performance and market impact. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to: the Company’s history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser and ALLY Systems; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues; the Company’s ability to obtain any additional necessary clearances or approvals for the ALLY System; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of ALLY Systems and its recurring revenue products; the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA.

EBITDA is defined as net loss before interest expense, interest income, income tax expense, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is specifically disclosed because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. The Company believes Adjusted EBITDA, which excludes stock-based compensation expense, provides meaningful supplemental information for investors when evaluating its results and comparing it to peer companies as stock-based compensation expense is a significant non-cash charge due to the recapitalization of the Company. It uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures it use may not be directly comparable to similarly titled measures of other companies.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2022	2021	2022	2021
Net loss	$ (2,490)	$ (3,902)	$ (19,914)	$ (19,601)
Less: Interest income	(123)	(10)	(263)	(51)
Add: Depreciation expense	577	461	2,258	1,524
Add: Amortization expense	276	309	1,148	1,240
EBITDA	(1,760)	(3,142)	(16,771)	(16,888)
Add: Stock-based compensation expense	1,695	1,543	6,611	6,866
Adjusted EBITDA	$ (65)	$ (1,599)	$ (10,160)	$ (10,022)

LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue
Product	$ 7,771	$ 8,948	$ 25,959	$ 26,246
Lease	1,629	1,430	5,915	4,966
Service	832	844	3,484	3,247
Total revenue	10,232	11,222	35,358	34,459
Cost of revenue (exclusive of amortization)
Product	2,262	4,474	8,910	11,845
Lease	495	408	1,941	1,375
Service	993	710	4,552	3,406
Total cost of revenue	3,750	5,592	15,403	16,626
Operating expenses
Selling, general and administrative expenses	7,204	5,811	27,170	23,887
Research and development expenses	1,615	3,422	11,814	12,358
Amortization of intangible assets	276	309	1,148	1,240
Operating loss	(2,613)	(3,912)	(20,177)	(19,652)
Other income
Other income, net	123	10	263	51
Net loss	$ (2,490)	$ (3,902)	(19,914)	$ (19,601)
Net loss per share
Basic and diluted	$ (0.24)	$ (0.41)	$ (1.96)	$ (2.09)
Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	10,364	9,559	10,159	9,374

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$ 14,674	$ 31,637
Accounts receivable, net of allowance of $56 and $47, respectively	6,040	4,638
Notes receivable, net of allowance of $4 and $61, respectively	200	350
Inventories	11,740	6,488
Prepaid and other current assets	1,062	1,700
Total current assets	33,716	44,813
Property and equipment, net	563	756
Equipment under lease, net	6,316	6,690
Notes and other receivables, long-term, net of allowance of $9 and $2, respectively	442	121
Intangible assets, net	12,122	10,870
Other assets	2,685	3,215
Total assets	$ 55,844	$ 66,465
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 5,422	$ 2,694
Accrued liabilities	4,700	4,604
Deferred revenue	768	904
Operating lease liabilities	531	512
Total current liabilities	11,421	8,714
Long-term operating lease liabilities	2,272	2,803
Other long-term liabilities	167	69
Total liabilities	13,860	11,586
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000 shares authorized at December 31, 2022 and 2021; no shares issued and outstanding at December 31, 2022 and 2021	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at December 31, 2022 and 2021; 11,093 and 10,990 shares issued and outstanding at December 31, 2022 and 2021, respectively	111	110
Additional paid-in capital	139,381	132,363
Accumulated deficit	(97,508)	(77,594)
Total stockholders’ equity	41,984	54,879
Total liabilities and stockholders’ equity	$ 55,844	$ 66,465